UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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mission Only (as permitted by
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☒ Definitive Proxy Statement
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☐ Soliciting Material Under Rule 14a-12

NORTH CENTRAL BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 19, 2007

Dear Shareholders:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of North Central Bancshares, Inc. (the “Company”), the holding company for First Federal Savings Bank of Iowa (the “Bank”), which will be held on April 27, 2007 at 10:00 a.m., Central Time, at the Boston Centre, Suite 100, located at 809 Central Avenue, Fort Dodge, Iowa. Enclosed are a Notice of Annual Meeting, Proxy Statement, Proxy Card and 2006 Annual Report to Shareholders.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. In addition, management will report on the operations and activities of the Company and there will be an opportunity for you to ask questions about the Company’s business.

Your Board of Directors unanimously recommends that you vote “FOR” the director nominees named in the Proxy Statement.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to sign, date and return your Proxy Card as soon as possible in the enclosed postage paid envelope. This will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the Annual Meeting. Examples of such documentation would include a broker’s statement, letter or other document that will confirm your ownership of shares of the Company.

On behalf of the Board of Directors and all of the employees of the Company and the Bank, I wish to thank you for your continued support.

Sincerely,

/s/ David M. Bradley
David M. Bradley Chairman of the Board, President and Chief Executive Officer

North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501
(515) 576-7531

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Friday, April 27, 2007
Time:	10:00 a.m., Central Time
Place:	Boston Centre, Suite 100
809 Central Avenue
Fort Dodge, IA 50501
At our 2007 Annual Meeting, we will ask you to:

1.	Elect three candidates to serve as directors for a three-year period expiring at the 2010 Annual Meeting; and

2.	Transact any other business as may properly come before the Annual Meeting.

You may vote at the Annual Meeting and at any adjournment or postponement thereof if you were a shareholder of the Company at the close of business on March 5, 2007, the record date.

By Order of the Board of Directors,

/s/ Jean L. Lake
Jean L. Lake Secretary

Fort Dodge, Iowa
March 19, 2007

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the Annual Meeting.

North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501
(515) 576-7531

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

Why We Sent You This Proxy Statement

We have sent to the shareholders of North Central Bancshares, Inc. (the “Company”) this Proxy Statement and enclosed proxy card because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card, and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Rights.”

We began mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy card on or about March 19, 2007 to all shareholders entitled to vote. If you owned shares of the Company’s common stock at the close of business on March 5, 2007, the record date, you are entitled to vote at the Annual Meeting. On the record date, there were 1,364,653 shares of common stock issued and outstanding.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of at least a majority of the total number of votes eligible to be cast in the election of directors will constitute a quorum.

Voting Rights

You are entitled to one vote at the Annual Meeting for each share of the Company’s common stock that you owned at the close of business on March 5, 2007. (The number of shares you owned as of the record date is listed on the enclosed proxy card.) Our Articles of Incorporation provide restrictions on the voting of our common stock if you beneficially own more than 10% of our outstanding common stock.

You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which we will provide to you at the Annual Meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete and sign your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not specify how you want to vote your shares, your proxy will vote your shares FOR the election of the three nominees for director.

If any other matters are properly presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this Proxy Statement, we know of no other matters that may be presented at the Annual Meeting, other than those discussed in this Proxy Statement.

Vote Required

•          Proposal 1: Election of Directors. The three nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you indicate “withhold authority” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of the directors.

Effect of Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker may vote your shares on Proposal 1 even if the broker does not receive instructions from you. If your broker does not vote on Proposal 1, this will constitute a “broker non-vote.” A broker non-vote will not be counted as having voted in person or by proxy and will have no effect on the outcome of the election of the directors.

Confidential Voting Policy

The Company maintains a policy of keeping shareholder votes confidential. The Company only lets its Inspector of Election examine the voting materials. The Inspector of Election will not disclose your vote to management unless it is necessary to meet legal requirements. The Inspector of Election will, however, forward any written comments that you may have to management.

Revoking Your Proxy

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	Filing with the Secretary of the Company a letter revoking the proxy;

•	Submitting another signed proxy with a later date; or

•	Attending the Annual Meeting and voting in person, provided you file a written revocation with the Secretary of the Annual Meeting prior to voting.

If your shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of the Company’s common stock as of the record date.

Voting Procedures for Shares Held in ESOP and 401(k) Plan Account

If you are a participant in our Employee Stock Ownership Plan or 401(k) Plan and have Company common stock held on your account, you have the right to direct the voting of these shares through the Plans’ trustees. If you have such rights, you will receive a separate mailing with instructions for exercising your rights to direct the voting of Company common stock held in your Plan accounts. Do not use the enclosed proxy card to direct the vote of Company common stock held in your ESOP and 401(k) Plan accounts.

Solicitation of Proxies

The Company will pay the costs of soliciting proxies from its shareholders. Directors, officers or employees of the Company and the Bank may solicit proxies by:

•	mail;

•	telephone; and

•	other forms of communication.

We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining an Annual Report on Form 10-K

If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which we will file with the Securities and Exchange Commission (“SEC”) by March 30, 2007, we will send you one (without exhibits) free of charge. Please write to:

Jean L. Lake
Secretary
North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, IA 50501

The complete Annual Report on Form 10-K is available on the SEC’s website at www.sec.gov or via the Bank’s website at www.firstfederaliowa.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

The following table shows certain information for persons who we know “beneficially owned” 5% or more of our common stock as of December 31, 2006. In general, beneficial ownership includes those shares over which a person has voting or investment power. In this proxy statement, “voting power” is the power to vote or direct the voting of shares, and “investment power” includes the power to dispose or direct the disposition of shares. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days (such as through the exercise of stock options) after December 31, 2006. We obtained the information provided in the following table from filings with the SEC and with the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent(1)

Employee Stock Ownership Plan of First Federal Savings Bank of Iowa 825 Central Avenue Fort Dodge, IA 50501	164,850(2)	11.9%

FMR Corp. Edward C. Johnson, III Fidelity Management & Research Company Fidelity Low Priced Stock Fund 82 Devonshire Street Boston, MA 02109	141,320(3)	10.2%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	122,200(4)	8.90%

Thomson Horstmann & Bryant, Inc. Park 80 West, Plaza One Saddle Brook, NJ 07663	78,726(5)	5.70%

(1)	Percentages with respect to each person or group of persons have been calculated based upon 1,380,653 shares of Common Stock, the number of shares outstanding as of December 31, 2006.
(2)
The Employee Stock Ownership Plan (“ESOP”) is administered by a committee of the Company’s Board of Directors (the “ESOP Committee”). The ESOP’s assets are held in a trust (the “ESOP Trust”), for which First Bankers Trust Company, N.A. serves as trustee (the “ESOP Trustee”). The ESOP Trust purchased these shares with funds borrowed from the Company, initially placed these shares in a suspense account for future allocation and has allocated them to employees over a period of years as its acquisition debt was retired. The terms of the ESOP Trust Agreement provide that, subject to the ESOP Trustee’s fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the ESOP Committee will vote, tender or exchange shares of Common Stock held in the ESOP Trust in accordance with the following rule: The ESOP Committee will vote, tender or exchange shares of Common Stock allocated to participants’ accounts in accordance with instructions received from the participants. As of December 31, 2006, all shares held by the ESOP Trust have been allocated. The ESOP Committee will vote allocated shares as to which no instructions are received in the same proportion as allocated shares with respect to which the ESOP trustee receives instructions are voted. In addition, with respect to allocated shares as to which no instructions are received, the ESOP Trustee will be deemed to have received instructions not to tender or exchange such shares. Except as described above, the ESOP Committee of the Company’s Board of Directors has sole investment power, but no voting power over the Common Stock held in the ESOP Trust.

(3)
Based on a Schedule 13G/A dated December 31, 2006 and filed with the SEC on February 14, 2007. FMR Corp. is a Massachusetts holding company for Fidelity Low Priced Stock Fund, an investment company who beneficially owns 141,320 shares of the Company’s Common Stock. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor, is the beneficial owner of 141,320 shares of the Company’s Common Stock as a result of acting as an investment adviser to Fidelity Low Priced Stock Fund. In their capacity as the majority shareholders and board members of the FMR Corp., members of the Edward C. Johnson, III family together own approximately 49% of FMR Corp. In addition, the Johnson family group and all other Class B shareholders of FMR Corp. have entered into a shareholders’ voting agreement under which all Class B share of FMR Corp. will be voted in accordance with the majority vote of Class B shares of FMR Corp. Based on the foregoing, the Johnson family is deemed to own a controlling interest of FMR Corp., and therefore may be deemed to beneficially own the shares held by Fidelity Low Priced Stock Fund.

(4)
Based on a Schedule 13G/A dated December 31, 2006 and filed with the SEC on February 1, 2007, by Dimensional Fund Advisors, Inc. (“Dimensional”). Dimensional is an investment adviser which may be deemed to beneficially own 122,200 shares of the Company’s Common Stock. Dimensional disclaims beneficial ownership of such shares.

(5)
Based on a Schedule 13G/A dated December 31, 2006 and filed with the SEC on January 29, 2007, by Thomson Horstmann & Bryant, Inc. Thomson Horstmann & Bryant, Inc. is an investment adviser which may be deemed to beneficially own 78,726 shares of the Company’s Common Stock.

Security Ownership of Management

The following table sets forth information with respect to the shares of our common stock beneficially owned by each director of the Company, by each named executive officer of the Company identified in the Summary Compensation Table included elsewhere herein and all directors and executive officers of the Company or the Company’s wholly owned subsidiary, First Federal Savings Bank of Iowa (the “Bank”) as a group as of December 31, 2006. The percent of common stock outstanding was based on a total of 1,380,653 shares of our common stock as of December 31, 2006, plus shares of Company common stock that such person or group has the right to acquire within 60 days after December 31, 2006, by the exercise of stock options. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Company common stock listed next to their name.

Name	Title(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Common Stock Outstanding

David M. Bradley	Chairman and Chief Executive Officer of the Company and the Bank; President of the Company	53,251	(3)	3.8%

C. Thomas Chalstrom	Director and Executive Vice President of the Company, President and Chief Operating Officer of the Bank	15,116	(4)	1.1%

David W. Edge	Chief Financial Officer	1,653	(5)	*

Paul F. Bognanno	Director	3,100	(6)	*

Randall L. Minear	Director	5,300	(7)	*

Melvin R. Schroeder	Director	7,504	(8)	*

Robert H. Singer, Jr.	Director	13,154	(9)	*

Mark M. Thompson	Director	20,563	(10)	1.5%

Kirk A. Yung	Senior Vice President	12,182	(11)	*

All directors and executive officers as a group (10 persons)(12)		264,532		18.5%

*	Less than 1% of common stock outstanding.
(1)	Unless indicated, titles are for both the Company and the Bank.
(2)
See “Principal Shareholders of the Company” for a definition of “beneficial ownership.” The figure shown for all directors and executive officers as a group includes all 164,850 shares held in the ESOP as to which the members of the Company’s ESOP Committee (consisting of Directors Schroeder, Singer, and Minear) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such Committee member to be deemed a beneficial owner of such shares. Each of the members of the ESOP Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the ESOP Committee individually.

(3)
Includes 10,893 shares over which Mr. Bradley has shared voting and investment power and 203 shares held by Mr. Bradley’s spouse and child. Also, includes 3,984 shares held in the Bank’s 401(k) plan and 20,171 shares held in the Bank’s ESOP. Includes 18,000 shares which may be acquired upon the exercise of stock options within 60 days after December 31, 2006.

(4)
Includes 2,710 shares over which Mr. Chalstrom has shared voting and investment power. Also, includes 813 shares held in the Bank’s 401(k) plan and 9,593 shares held in the Bank’s ESOP. Includes 2,000 shares which may be acquired upon the exercise of stock options within 60 days after December 31, 2006.

(5)
Includes 100 shares over which Mr. Edge has shared voting and investment power. Also, includes 53 shares held in the Bank’s ESOP. Includes 1,500 shares which may be acquired by Mr. Edge upon the exercise of stock options within 60 days of December 31, 2006.

(6)
Includes 1,100 shares over which Mr. Bognanno has shared voting and investment power. Also, includes 2,000 shares which may be acquired upon the exercise of stock options within 60 days of December 31, 2006.

(7)
Includes 1,300 shares over which Mr. Minear has shared voting and investment power. Also, includes 4,000 shares which may be acquired upon the exercise of stock options within 60 days after December 31, 2006.

(8)	Includes 7,504 shares over which Mr. Schroeder has shared voting and investment power.
(9)
Includes 5,154 shares over which Mr. Singer has shared voting and investment power. Also, includes 8,000 shares which may be acquired upon the exercise of stock options within 60 days after December 31, 2006.

(10)
Includes 500 shares over which Mr. Thompson has shared voting and investment power. Also, includes 1,850 shares held in Mr. Thompson’s individual retirement account, 2,000 shares held in a limited partnership for which Mr. Thompson is the general partner, and 2,213 shares held in a limited partnership for which Mr. Thompson is a limited partner and the acting general partner under a power of attorney granted by the general partner. Includes 14,000 shares which may be acquired upon the exercise of stock options within 60 days after December 31, 2006.

(11)
Includes 2,702 shares over which Mr. Yung has shared voting and investment power. Also, includes 383 shares held in the Bank’s 401(k) plan, 8,168 shares held in the Bank’s ESOP and 129 shares held by Mr. Yung on behalf of his children. Includes 800 shares which may be acquired upon the exercise of stock options within 60 days after December 31, 2006.

(12)
The figures shown include 6,503 shares held pursuant to First Federal Savings Bank of Iowa Employees Savings and Profit Sharing Plan and Trust that have been allocated as of December 31, 2006, to all executive officers as a group. Such persons have sole voting power and sole investment power as to such shares.

PROPOSAL 1 Election of directors

General

The Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three classes, each class to contain, as near as may be possible, one-third of the entire number of the Board. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are elected and qualified.

The Nominating Committee has nominated three candidates for election as directors at the Annual Meeting, each to serve for a three year term ending in 2010. Each nominee has consented to being named in this Proxy Statement and to serve, if elected. However, if any nominee should become unable to serve, the proxies received in response to this solicitation that were voted in favor of such nominee will be voted for the election of such other person as shall be designated by the Board of Directors of the Company, unless the Board of Directors shall determine to further reduce the number of directors pursuant to the Bylaws of the Company. In any event, proxies cannot be voted for a greater number of persons than the three nominees named.

Information with Respect to Nominees and Continuing Directors

The following table sets forth certain information with respect to each nominee for election as a director and each director whose term does not expire at the Annual Meeting (“Continuing Director”). There are no arrangements or understandings between the Company and any director or nominee pursuant to which such person was elected or nominated to be a director of the Company. For information with respect to security ownership of directors, see “Security Ownership of Certain Beneficial Owners and Management — Security Ownership of Management.”

Name	Age(1)	End of Term	Position Held with Company	Director Since(2)
Nominees
C. Thomas Chalstrom	42	2007	Executive Vice President	2004
Randall L. Minear	49	2007	Director	2004
Melvin R. Schroeder	69	2007	Director	1992
Continuing Directors
Mark M. Thompson	54	2008	Director	1999
Paul F. Bognanno	57	2008	Senior Executive Vice President	2005
David M. Bradley	54	2009	Chairman of the Board, President and Chief Executive Officer	1989
Robert H. Singer, Jr.	58	2009	Director	1997
(1) At December 31, 2006.
(2) Includes terms as directors of the Bank prior to the incorporation of the Company on December 5, 1995.

The principal occupation and business experience of each nominee for election as director and each Continuing Director is set forth below. Positions held by a director or executive officer have been held for at least the past five years unless stated otherwise.

Nominees for Election as Directors

C. Thomas Chalstrom has been employed with the Bank since 1985. He was Executive Vice President from 1994 until 2004. Mr. Chalstrom was named Chief Operating Officer of the Bank in December 1998. He became President of the Bank in April 2004.

Randall L. Minear is the President of Terrus Real Estate Group, located in Des Moines, Iowa. He formerly served as the Director of Corporate Real Estate for The Principal Financial Group and as President of Principal Real Estate Services, a subsidiary of The Principal Financial Group.

Melvin R. Schroeder was formerly Vice President of Instruction at Iowa Central Community College in Fort Dodge, Iowa, until his retirement in 2001. He had been employed with the College since 1967.

Continuing Directors

Mark M. Thompson has been the owner of Mark Thompson CPA, P.C. in Fort Dodge, Iowa since 1984 and has been a certified public accountant since 1978.

Paul F. Bognanno has been employed with the Company since February 2007 and is currently Senior Executive Vice President of the Company. Effective July 1, 2007, Mr. Bognanno will succeed Mr. Bradley as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. From 1993 to 2004, he was the President and Chief Executive Officer of Principal Residential Mortgage, a wholly-owned subsidiary of The Principal Financial Group. From 2000 to 2003, Mr. Bognanno also served as Chairman of the Board of Principal Bank, an Office of Thrift Supervision-regulated savings bank wholly-owned by the Principal Financial Group.

David M. Bradley has been Chief Executive Officer of the Bank since 1992. He was President of the Bank from 1990 until 2004. Mr. Bradley has served as the President and Chief Executive Officer of the Company since the Company’s inception in December 1995. He became Chairman of the Board of the Company and the Bank as of January 1, 1997. Effective July 1, 2007, Mr. Bradley will serve as Chairman of the Board of the Company and of the Bank in an executive officer position.

Robert H. Singer, Jr. is Executive Director of the Fort Dodge Area Chamber of Commerce. From 1988 to 2002, Mr. Singer was the co-owner of Calvert, Singer & Kelley Insurance Services, Inc., an insurance agency, in Fort Dodge, Iowa.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees for election as directors.

BOARD OF DIRECTORS AND MANAGEMENT

Board and Committee Meetings

The Company’s Board of Directors held twelve regular meetings, one annual meeting, and one special meeting during 2006. During 2006, all directors of the Company attended at least 75% of the total meetings held during the period of their service on the Board of Directors and committees thereof. The Board of Directors maintains committees, the nature and composition of which are described below.

Personnel and Compensation Committee. The Personnel and Compensation Committee meets periodically to review the performance of and to make recommendations to the Board regarding the compensation of the Company’s officers. In 2006, the Personnel and Compensation Committee of the Company was comprised of Directors Schroeder, Singer, and Minear with Director Schroeder serving as Chairman. The Personnel and Compensation Committee met six times during the year ended December 31, 2006. All members of the Personnel and Compensation Committee are independent directors as defined in the The Nasdaq Stock Market listing standards.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee formulates our corporate governance guidelines and determines the qualification and independence of directors and committee members. The committee is responsible for nominating persons for election to the Board of Directors and also reviews whether shareholder nominations (if any) comply with the notice procedures set forth in the Company’s bylaws. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which was attached as Appendix A to our Proxy Statement for the 2006 Annual Meeting and filed with the SEC on March 20, 2006.

In 2006, the Nominating and Corporate Governance Committee was comprised of Directors Minear (Chair), Schroeder and Bognanno, through December 26, 2006 and Directors Singer (Chair), Thompson and Bognanno from December 26, 2006 until February 1, 2007, when Director Bognanno became an employee of the Bank and ceased serving on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met three times during the year ended December 31, 2006. All members of the Nominating and Corporate Governance Committee are independent directors as defined in The Nasdaq Stock Market listing standards.

It is the policy of the Nominating and Corporate Governance Committee to consider director candidates recommended by shareholders in accordance with Article V, Section V of the Company’s bylaws. Pursuant to Article V, Section IX of the Company’s bylaws, any shareholder of record of the Company entitled to vote for the election of directors at such meeting who provides timely notice in writing to the Secretary of the Company (the “Secretary”) may recommend or nominate a director candidate for consideration by the Committee. To be timely, a shareholder’s notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an election of directors to be held at an annual meeting of shareholders, sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year’s annual meeting, or ninety (90) days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an election to be held at an annual meeting of shareholders held at a time other than within the time periods set forth in the immediately preceding clause (i), or at a special meeting of shareholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. The shareholder’s notice to the Secretary must set forth certain information regarding the proposed nominee and the shareholder making such nomination. If a nomination is not properly brought before the meeting in accordance with the Company’s bylaws, the Chairman of the meeting may determine that the nomination was not properly brought before the meeting and shall not be considered. For additional information about the Company’s director nomination requirements, please see the Company’s bylaws.

It is the policy of the Committee to select individuals as director nominees with the goal of creating a balance of knowledge, experience and interest on the Board. The Committee evaluates candidates for their character, judgment, business experience and acumen. Shareholder nominees are analyzed by the Committee in the same manner as nominees that are identified by the Committee. The Company does not pay a fee to any third party to identify or evaluate nominees.

C. Thomas Chalstrom, Randall L. Minear and Melvin R. Schroeder were each nominated by the non-management, independent directors that comprise the Nominating and Corporate Governance Committee. As of December 31, 2006, the Nominating and Corporate Governance Committee had not received any shareholder recommendations for nominees in connection with the 2007 Annual Meeting.

Audit Committee. In 2006, the Audit Committee was chaired by Director Thompson, with Directors Singer, Schroeder, and Bognanno as members through September 22, 2006 and was chaired by Director Thompson, with Directors Minear, Singer and Schroeder as members from September 22, 2006 to the present. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our outside auditors and reports any substantive issues found during the audit to the Board. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The committee will also review and approve all transactions with affiliated parties. The Board of Directors of the Company have adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement. All members of the Audit Committee are independent directors as defined in The Nasdaq Stock Market listing standards. The Company believes that Director Thompson qualifies as an “Audit Committee Financial Expert” as that term is defined by applicable SEC rules and has been so designated by the Board of Directors. The committee met four times in the 2006 fiscal year.

Shareholder Communications with our Board of Directors

Shareholders may contact the Company’s Board by contacting Jean L. Lake, Secretary, at North Central Bancshares, Inc., 825 Central Avenue, Fort Dodge, Iowa, 50501 or at (515) 576-7531. All comments will be forwarded directly to the Board of Directors.

All directors and nominees are expected to attend the Annual Meeting. At the 2006 Annual Meeting, all members of the Board of Directors were in attendance.

AUDIT COMMITTEE REPORT

North Central Bancshares, Inc. Audit Committee Report

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.

The Company’s Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2006 with management and McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm. The Company’s Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee) with McGladrey & Pullen, LLP.

The Company’s Audit Committee has also received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed the independence of McGladrey & Pullen, LLP and considered whether the provision of non-audit services by McGladrey & Pullen, LLP is compatible with maintaining the independent registered public accounting firm’s independence.

Based on the review and the discussions noted above, the Company’s Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which will be filed with the SEC by March 30, 2007.

Audit Committee of North Central Bancshares, Inc. Mark M. Thompson (Chairman) Melvin R. Schroeder Robert H. Singer, Jr. Randall L. Minear

Principal Accountant Fees and Services

During the fiscal years ended December 31, 2006 and December 31, 2005, the Company retained and paid McGladrey & Pullen, LLP to provide audit and other services as follows:

Audit Fees

	2006	2005
Audit(1)	$98,000	$83,200
Audit-Related Fees(2)	8,800	8,800
Tax Fees(3)	25,025	20,300
All Other Fees(4)	5,385	10,800
Total	$137,210	$123,100

(1)
Includes fees related to review of Form 10-K, annual report and proxy; review of financial statements included in Form 10-Q; attendance at audit committee meetings related to the audit or reviews; consultations on audit and accounting matters arising during the audit or reviews; and services in connection with statutory and regulatory filings (consents, assistance with and review of documents filed with the SEC).

(2)	Includes fees related to audits of employee benefit plans.
(3)	Includes fees related to tax compliance and tax planning and tax advice.
(4)	Includes fees related to FAS123R implementation in 2006.

Audit Committee Preapproval Policy

Preapproval of Services. The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exception for non-audit services described below which are approved by the Committee prior to completion of the audit.

Exception. The preapproval requirement set forth above, shall not be applicable with respect to non-audit services if:

(i)
The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the services are provided;

(ii)	Such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(iii)
Such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

Delegation. The Committee may delegate to one or more designated members of the Committee the authority to grant required preapprovals. The decisions of any member to whom authority is delegated under this paragraph to preapprove activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

The Audit Committee approved all services performed by McGladrey & Pullen, LLP during fiscal year 2006 pursuant to the policies outlined above.

Executive Officers Who Are Not Directors or Nominees

The following individuals are executive officers of the Company and the Bank who are not directors or nominees and hold the offices set forth below opposite their names.

Name	Positions Held with the Company and the Bank
Jean L. Lake	Secretary
David W. Edge	Chief Financial Officer and Treasurer
Kirk A. Yung	Senior Vice President

The executive officers of the Company and the Bank are elected annually and hold office until their respective successors have been elected and qualified, or until death, resignation, or removal by the Boards of Directors of each of the Company and the Bank.

Biographical information of the executive officers of the Company and the Bank who are not directors or nominees is set forth below.

Jean L. Lake, age 64, has been employed with the Bank since 1972 and was named Secretary in 1987. Ms. Lake serves as Board Secretary and is in charge of marketing.

David W. Edge, CPA, age 48, has been employed with the Bank since September 2004. He is the Bank’s Chief Financial Officer and is in charge of the accounting functions of the Bank and the Company. Prior to joining the Company, Mr. Edge was Chief, Fiscal Service for the Veterans Affairs Central Iowa Health Care System, Des Moines, Iowa and was responsible for the hospital’s annual operating and capital budgets. Prior to that he worked for Principal Bank, Des Moines, Iowa, as Senior Financial Accounting Leader and ITS, Inc. as Senior Vice President and Chief Financial Officer.

Kirk A. Yung, age 44, has been employed with the Bank since 1990, was named Senior Vice President in January 1995 and is in charge of consumer and commercial real estate lending.

COMPENSATION

Compensation Discussion and Analysis

This discussion is focused specifically on the compensation of the four executive officers named in the Summary Compensation Table which appears later in this section. These four executives are referred to in this discussion as the named executive officers.

Overview. The primary objectives of the Personnel and Compensation Committee of our board of directors with respect to executive compensation are to attract and retain the best possible executive talent, to tie annual and long-term cash and stock incentives to achievement of measurable corporate, business unit and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Personnel and Compensation Committee has implemented and maintained compensation plans that tie a portion of executives’ overall compensation to our financial performance. Overall, the total compensation opportunity is intended to create an executive compensation program that is set at the median competitive levels of comparable public banking companies when our performance is at a commensurate median competitive level. In particular the Committee is responsible for overseeing and making recommendations to the independent members of the board of directors with respect to the compensation of the named executive officers, including the Chief Executive Officer. As a part of these duties, the Committee conducts an annual performance review of the Chief Executive Officer. The independent members of the board of directors have ultimate authority to approve the compensation of all named executive officers, including the Chief Executive Officer.

Executive Participation in Committee Discussions. The executive officers who participate in the Personnel and Compensation Committee’s compensation-setting process are the Chief Executive Officer and Executive Vice President. The Chief Executive Officer acts as Secretary to the Committee. Executive participation is meant to provide the Personnel and Compensation Committee with input regarding the Company’s compensation philosophy, process and decisions. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views as current compensation programs and processes, recommend relevant performance measures to be used for future awards, and otherwise supply information to assist the Committee. The Chief Executive Officer also provides information about individual performance assessments for the other named executive officers, and expresses to the Committee his view on the appropriate levels of compensation for the other named executive officers for the ensuing year.

The Chief Executive Officer and Executive Vice President participate in Committee discussions purely in an informational and advisory capacity, but have no vote in the Committee’s decision-making process. The Chief Executive Officer does not attend those portions of Committee meetings during which his performance is evaluated or his compensation is being determined. The Executive Vice President does not attend those portions of Committee meetings during which his performance or that of the Chief Executive Officer is evaluated or their compensation is being discussed. No executive officers other than the Chief Executive Officer and Executive Vice President attend those portions of Committee meetings during which the performance of the other named executive officers is evaluated or their own compensation is being determined.

Use of Consultants. The Personnel and Compensation Committee did not engage an independent compensation consultant to assist it in its most recent annual compensation process for named executive officers.

Compensation Components

Compensation is broken out into the following components:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For 2007, base salary increases for named executives varied but were limited to no more than four percent per individual.

Annual Bonus. In 2006, the board of directors approved the North Central Bancshares, Inc. 2006 Incentive Award Plan. The purpose of this plan is to promote the growth and profitability of the Company by providing eligible officers with an incentive award opportunity to achieve corporate objectives and by attracting and retaining individuals of outstanding competence by aligning their interests with the interests of the Company in obtaining superior financial results. The incentive award will provide a payment based upon attainment of specified goals and objectives. For 2007, the corporate financial goals will vary depending on the executive’s area of responsibility but will be based on achieving certain financial and sales goals as contained in our business plan for 2007.

Our annual incentive bonus plan provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals and personal performance goals. This cash bonus is calculated by awarding incentive award units. An incentive award unit means a hypothetical unit, the value of which is equivalent to 1/10th of 1% of budgeted net income for the applicable year or as determined by the board of directors. The amount of incentive award units vary by executive position and achievement of threshold, target, above target or maximum levels of budgeted net income or other performance goals. The Personnel and Compensation Committee approves the annual incentive award for the Chief Executive Officer and for each eligible executive officer below the Chief Executive Officer level, based on the Chief Executive Officer’s recommendations. For 2007, the following executive officers are eligible to participate in the plan: Chairman of the Board, Chief Executive Officer, Bank President, Chief Financial Officer, and Bank Senior Vice Presidents.

Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. Originally shareholders approved the 1996 Stock Incentive Plan which expired in 2006. In 2006 our shareholders approved the 2006 North Central Bancshares, Inc. Stock Incentive Plan. This plan was approved in order that we could continue to grant stock-based compensation to our directors and officers. The purpose of the plan is to promote our growth and profitability, to provide certain key officers and non-employee directors of our company and affiliates with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide such individuals with an equity interest in our company. To date, no stock incentive awards have been made.

In 2007, we intend to provide long-term awards through a combination of restricted stock and stock options, which will vest based on continued employment with the company or in the case of non-employee directors based on continued service on the board of directors.

Other Compensation. Certain senior officers are parties to employment agreements with the Company and/or Bank. In addition, consistent with our pay-for-performance compensation philosophy, we intend to continue to maintain modest executive benefits and perquisites for officers; however, the Personnel and Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites. We believe these benefits and perquisites are currently below median competitive levels for comparable companies.

Stock Ownership. The Company does not currently have a stock ownership policy, guidelines or requirements. For information regarding the security ownership of the Company’s executives and directors as of February 28, 2007, please refer to the section in this document titled Security Ownership of Management.

Compensation Decision-Making Policies and Procedures.

Decision-Making and Policy-Making. Our by-laws require that executive officer compensation be set by the Board of Directors or a board committee to which decision-making authority has been delegated. As a Nasdaq Stock Market listed company, we must observe governance standards that require executive officer compensation decisions to be made by the independent director members of our board or by a committee of independent directors. Consistent with these requirements, our Board of Directors has established a Personnel and Compensation Committee, all of whose members are independent directors.

The Personnel and Compensation Committee has been delegated authority from our board to oversee executive compensation by approving salary increases and by reviewing general personnel matters such as staff performance evaluations. The Personnel and Compensation Committee has established a compensation program but does not have a formal charter. The compensation program consists of three components: (1) base salary; (2) bonuses; and (3) long-term incentives (e.g., stock options, deferred compensation and fringe benefits).

The Personnel and Compensation Committee met six times in 2006. The Personnel and Compensation Committee does not delegate its duties to others. It considers the recommendation of the Chief Executive Officer with respect to the compensation of more junior executive officers, as well as empirical data and the recommendations of advisors.

Use of Outside Advisors and Survey Data. The Personnel and Compensation Committee uses its own criteria coupled with a peer comparison published in a national compensation publication to establish the Chief Executive Officer’s base salary.

Personnel and Compensation Committee Interlocks. During 2006, none of our executive officers served as a director or member of the compensation committee (or equivalent body) of another entity where a director or member of our Personnel and Compensation Committee served as an executive officer or director.

Personnel and Compensation Committee Report

The Personnel and Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Personnel and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Personnel and Compensation Committee of North Central Bancshares, Inc. Melvin R. Schroeder (Chairman) Robert H. Singer, Jr. Randall L. Minear

Executive Compensation

The table below sets forth for 2006 the compensation of each of our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Positions	Year	Salary(1) ($)	Bonus(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5)(6) ($)	Total ($)
David M. Bradley Chairman, President and Chief Executive Officer	2006	259,000	-	13,289	$15,948	71,000	9,921	369,158
David W. Edge Treasurer and Chief Financial Officer	2006	114,400	-	6,056	13,290	6,000	5,274	145,020
C. Thomas Chalstrom Director, Executive Vice President	2006	155,000	-	6,645	15,948	19,000	7,384	203,977
Kirk A. Yung Senior Vice President	2006	104,000	-	-	26,572	10,000	4,918	145,490

(1)       The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year, and include amounts deferred pursuant to non-incentive deferred compensation plans.
(2)       Represents the compensation cost recognized for the fiscal year for options to purchase shares of common stock outstanding to the named executive officer, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to Note 11 of the Notes to the Consolidated Financial Statements included in the 2006 Annual Report to Shareholders, attached as Exhibit 13.1 to the Annual Report on Form 10-K to be filed with the SEC.
(3)       Represents amounts earned pursuant to annual incentive award granted to each individual in 2006 which are paid in 2007.
(4)       Represents the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether or not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 (“FAS 87”) as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.
(5)       The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for each named executive officer includes the following items: (1) allocation of Common Stock under the ESOP during 2006: Mr. Bradley, $3,321; Mr. Edge, $1,842; Mr. Chalstrom, $2,734 and Mr. Yung, $1,798; (2) matching contributions under the 401(k) plan during 2006: Mr. Bradley, $6,600; Mr. Edge, $3,432; Mr. Chalstrom, $4,650 and Mr. Yung, $3,120.
(6)       We provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

Compensation Plans

The 1996 Stock Option Plan was approved by the Company’s shareholders at a Special Meeting of Shareholders held on September 21, 1996. The 1996 Stock Option Plan provides for the grant of options to certain officers, employees and outside directors of the Company. In 2001, the Board of Directors approved an additional 40,000 shares to be reserved to the 1996 Stock Option Plan for future issuance. The Stock Option Plan expired in April 2006 and no additional grants have been made under the 1996 Stock Option Plan after that date. In 2006, the 2006 Stock Incentive Plan was approved by shareholders which provides for the issuance of up to 125,000 shares pursuant to options, restricted stock or stock appreciation rights.

The following table sets forth information regarding plan-based awards granted to the named executive officers of the Company during the last fiscal year.

GRANTS OF PLAN BASED AWARDS TABLE

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units ($)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)
David M. Bradley	2/24/2006	-	-	-	n/a	10,000	$38.67
	6/02/2006	15,948	31,896	63,792	n/a	-	-
David W. Edge	6/02/2006	10,632	15,948	23,922	n/a	-	-
C. Thomas Chalstrom	2/24/2006	-	-	-	n/a	5,000	$38.67
	6/02/2006	15,948	31,896	63,792	n/a	-	-
Kirk A. Yung	6/02/2006	10,624	15,951	31,896	n/a	-	-

(1)       The reported grants were made under the annual incentive plan for which the payments made for 2006 are reflected in the Summary Compensation Table.
(2)       The reported awards are stock options granted under the 1996 Stock Option Plan.

Stock Awards and Stock Option Grants Outstanding

The following tables set forth information regarding stock options and similar equity compensation outstanding at December 31, 2006, whether granted in 2006 or earlier, including awards that have been transferred other than for value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Options Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David M. Bradley	4,500	(1)	-		$19.25	01/30/2008
	11,500	(2)	-		$17.375	01/01/2011
	-		10,000	(3)	$38.67	02/24/2016
David W. Edge	1,000		1,500		$37.50	10/29/2014(4)
	500		2,000		$37.74	09/27/2015(5)
C. Thomas Chalstrom	1,000	(6)	-		$19.25	01/30/2008
	-		5,000	(7)	$38.67	02/24/2016
Kirk A. Yung	800	(8)	-		$19.25	01/30/2008

(1)   Options vested over five years, at an annual rate of 20%, with the final vesting on January 30, 2003.
(2)   Options vested over five years, at an annual rate of 20%, with the final vesting on January 1, 2006.
(3)   Options vest over five years, at an annual rate of 20%, with the first vesting scheduled on February 24, 2007.
(4)   Options vest over five years, at an annual rate of 20%, with the first vesting scheduled on October 29, 2005 and each anniversary thereafter.
(5)   Options vest over five years, at an annual rate of 20%, with the first vesting scheduled on September 27, 2006 and each anniversary thereafter.
(6)   Options vested over five years, at an annual rate of 20%, with the final vesting on January 30, 2003.
(7)   Options vest over five years, at an annual rate of 20%, with the first vesting scheduled on February 24, 2007 and each anniversary thereafter.
(8)   Options are exercisable on January 30, 2003.

The following table sets forth the option awards that were exercised for the named executive officers during the last fiscal year.

OPTION EXERCISES TABLE

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
David M. Bradley	11,500	$226,610
David W. Edge	-	-
C. Thomas Chalstrom	3,000	$59,680
Kirk A. Yung	2,400	$45,576

(1)       The figures shown include the amount realized during the fiscal year upon exercise of vested stock options by the named individual, based on the market value for a share of our common stock on the Nasdaq Stock Market on the exercise date. Unexercised stock options may not be transferred for value.

Employee Stock Ownership Plan and Trust

The Bank has established an ESOP for eligible employees which now provides for discretionary contributions by the Bank. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Internal Revenue Code of 1986. Employees with a 12-month period of employment with the Bank during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate.

Contributions to the ESOP, if any, are allocated to eligible participants in an amount that is proportional to the amount of compensation recognized by the ESOP in the year of allocation for each participant with such compensation being recognized by the ESOP up to annual amounts specified by the IRS each year.

The Bank’s contributions to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated. The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, any allocated shares for which the ESOP Trustee does not receive voting instructions will be voted in a manner calculated to most accurately reflect the instructions the ESOP Trustee has received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of ERISA.

Post-Employment Compensation

Pension Benefits

Pension Plan. The Bank participates in a multiple-employer noncontributory tax-qualified defined benefit plan (the “Retirement Plan”) for eligible employees. As required, the Bank annually contributes an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the ERISA.

The following table sets forth information regarding pension benefits accrued by the named executive officers as of December 31, 2006.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
David M. Bradley	Retirement Plan	23.25	503,000	-
David W. Edge	Retirement Plan	1.25	7,000	-
C. Thomas Chalstrom	Retirement Plan	20.50	103,000	-
Kirk A. Yung	Retirement Plan	15.50	57,000	-

(1) The figures shown are determined as of the plan’s measurement date during 2006 under FAS 87.

Nonqualified Deferred Compensation

SERP. Effective as of January 1, 2001, the Bank established a Supplemental Retirement and Deferred Compensation Plan (“SERP”) for certain eligible executives. The SERP is a non-qualified plan that provides for discretionary contributions by the Bank and also offers eligible executives the opportunity to defer the receipt of a portion of their income in a manner that defers taxation of such income.

The following table sets forth information regarding nonqualified deferred compensation earned by our named executive officers during the last fiscal year under non-qualified defined contribution plans.

NONQUALIFIED DEFERRED COMPENSATION TABLE(1)
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David M. Bradley	14,000	-	5,264	-	82,001
David W. Edge	-	-	-	-	-
C. Thomas Chalstrom	-	-	-	-	-
Kirk A. Yung	-	-	-	-	-

(1) Executive contributions are included in the Summary Compensation Table under the captions “Salary” and “Bonus.”
(2) Earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

Employment Agreements for Chief Executive Officer

Effective as of March 20, 1996, the Company entered into an employment agreement with Mr. Bradley, and the Bank entered into an amended and restated employment agreement with Mr. Bradley (collectively, the “Employment Agreements”). The Employment Agreements establish the duties and compensation of Mr. Bradley and are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base.

The Employment Agreements with Mr. Bradley provide for a three-year term. The Bank Employment Agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may, with Mr. Bradley’s concurrence and after conducting a performance evaluation, extend this term for an additional year, so that the remaining term shall be three years. The Company Employment Agreement provides for automatic daily extensions such that the term of the Company Employment Agreement shall be a rolling period of three years unless written notice of non renewal is given by the Company’s Board of Directors or Mr. Bradley. Mr. Bradley’s base salary will be reviewed annually by the Personnel and Compensation Committee of the Board. Subject to such review, Mr. Bradley’s base salary may be increased on the basis of his job performance and the overall performance of the Bank and the Company. In addition to base salary, the Employment Agreements provide for, among other things, entitlement to participation in stock, retirement and welfare benefit plans and eligibility for fringe benefits applicable to executive personnel such as a company car and fees for club and organization memberships deemed appropriate by the Bank or the Company and Mr. Bradley. The Employment Agreements provide for termination by the Bank or the Company at any time for “cause” as defined in the Employment Agreements. In the event the Bank or the Company chooses to terminate Mr. Bradley’s employment for reasons other than for cause, or in the event of Mr. Bradley’s resignation from the Bank and the Company upon: (i) failure to re-appoint, elect or re elect him to his current offices; (ii) a material change in his functions, duties or responsibilities; (iii) a relocation of his principal place of employment outside Webster County, Iowa without his consent; (iv) liquidation or dissolution of the Bank or the Company; (v) a change of control; or (vi) a breach of the Employment Agreement by the Bank or the Company, Mr. Bradley or, in the event of death, his beneficiary, would be entitled to a lump sum cash payment in an amount equal to the present value of the remaining base salary and bonus payments due to him and the additional contributions or benefits that would have been earned under any employee benefit plans of the Bank or the Company during the remaining terms of the Employment Agreements. The Bank and the Company would also continue Mr. Bradley’s life, health and disability insurance coverage for the remaining term of the Employment Agreements.

In general, for purposes of the Employment Agreements and the plans maintained by the Company or the Bank, a “change in control” will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security, such as Common Stock of the Company or the Bank, or in the event of a tender offer, exchange offer, merger or other form of business combination, sale of assets or contested election of directors which results in a change in control of the majority of the Board of Directors of the Company or the Bank.

Payment under the Company Agreement would be made by the Company. In addition, payments to Mr. Bradley under the Bank Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. However, to the extent that payments under the Company Agreement and the Bank Agreement are duplicative, payments due under the Company’s Employment Agreement would be offset by amounts actually paid by the Bank. The Employment Agreements also provide that Mr. Bradley would be entitled to reimbursement of certain costs incurred in negotiating, interpreting or enforcing the Employment Agreements. Mr. Bradley would also be indemnified by the Bank and the Company to the fullest extent allowable under federal and Iowa law, respectively.

Cash and benefits paid to Mr. Bradley under the Employment Agreements together with payments under other benefit plans following a “change in control” of the Bank or the Company may constitute an “excess parachute” payment under Section 280G of the Internal Revenue Code (the “Code”), resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. In such an event, payments under the Employment Agreements will be limited to the lesser of: (i) 299% of Mr. Bradley’s average total compensation (whether or not taxable) for the period of five taxable years ending immediately prior to his termination of employment, or (ii) after provision for the excise tax, if any, imposed under section 4999 of the Code, the greater of an amount equal to 299% of Mr. Bradley’s average taxable compensation for the period of five taxable years ending immediately prior to his termination of employment or the maximum amount which may be paid to Mr. Bradley under the Employment Agreements without giving rise to such tax.

The Employment Agreements also generally provide that for a period of one year following termination for cause, Mr. Bradley agrees not to compete with the Bank or Company in any city, town or county in which the Bank or Company maintains an office or has filed an application to establish an office. The Employment Agreements also provide that Mr. Bradley agrees to keep any material document or information obtained from the Bank or Company confidential. In addition, the Employment Agreements provide that for a period of one year following termination, Mr. Bradley agrees not to solicit or offer employment to any officer or employee of the Bank or Company or solicit their respective customers.

Employment Agreements for Executive Vice President

Effective as of March 29, 2005, the Company and the Bank each entered into an employment agreement with Mr. Chalstrom (collectively, the “Employment Agreements”). The Employment Agreements establish the duties and compensation of Mr. Chalstrom and are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base.

The Employment Agreements with Mr. Chalstrom provide for a three-year term such that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may, with Mr. Chalstrom’s concurrence and after conducting a performance evaluation, extend this term for an additional year, so that the remaining term shall be three years. Mr. Chalstrom’s base salary will be reviewed annually by the Personnel and Compensation Committee of the Board. Subject to such review, Mr. Chalstrom’s base salary may be increased on the basis of his job performance and the overall performance of the Bank and the Company. In addition to base salary, the Employment Agreements provide for, among other things, entitlement to participation in stock, retirement and welfare benefit plans and eligibility for fringe benefits applicable to executive personnel such as a company car and fees for club and organization memberships deemed appropriate by the Bank or the Company and Mr. Chalstrom. The Employment Agreements provide for termination by the Bank or the Company at any time for “cause” as defined in the Employment Agreements. In the event the Bank or the Company chooses to terminate Mr. Chalstrom’s employment for reasons other than for cause, or in the event of Mr. Chalstrom’s resignation from the Bank and the Company upon: (i) failure to re-appoint, elect or re elect him to his current offices; (ii) a material change in his functions, duties or responsibilities; (iii) liquidation or dissolution of the Bank or the Company; (iv) a change of control; or (v) a breach of the Employment Agreement by the Bank or the Company, Mr. Chalstrom or, in the event of death, his beneficiary, would be entitled to a lump sum cash payment in an amount equal to the present value of the remaining base salary and bonus payments due to him and the additional contributions or benefits that would have been earned under any employee benefit plans of the Bank or the Company during the remaining terms of the Employment Agreements. The Bank and the Company would also continue Mr. Chalstrom’s life, health and disability insurance coverage for the remaining term of the Employment Agreements.

The terms and conditions of the Employment Agreements for Mr. Chalstrom are otherwise identical to the provisions of the Employment Agreements for Mr. Bradley (described above).

Retention Agreement

Effective as of March 20, 1998, the Bank entered into an amended and restated employee retention agreement (the “Retention Agreement”) with Mr. Yung (the “Executive”). The Retention Agreement provides for a three year term. The Retention Agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may, with the Executive’s concurrence and after conducting a performance evaluation, extend this term for an additional year, so that the remaining term shall be three years. The Executive’s base salary will be reviewed annually by the Personnel and Compensation Committee of the Board. Subject to such review, the base salary may be increased on the basis of his job performance and the overall performance of the Bank. In addition to base salary, the Retention Agreement provides for, among other things, entitlement to participation in stock, retirement and welfare benefit plans and eligibility for fringe benefits applicable to executive personnel that are deemed appropriate by the Bank and the Executive. The Retention Agreement provides for benefits to be paid in the event of a termination of the Executive’s employment following a “change in control.” In the event the Bank chooses to terminate the Executive’s employment for reasons other than for cause following a change in control, or in the event of the Executive’s resignation from the Bank following a change in control within sixty days of: (i) a material reduction in compensation and benefits from the levels in effect immediately prior to a change in control or (ii) a material adverse change in functions, duties, responsibilities or terms and conditions of employment, the Executive or, in the event of death, his beneficiary, would be entitled to a lump sum cash payment in an amount equal to the greater of (i) the payments due under the remaining term of the Retention Agreement or (ii) three times the average of the aggregate of salary plus bonus and the amount of all determinable contributions made to, or under any employee benefit plan for, the Executive by the Bank during the period of five years ending of the date of his termination. The Bank would also continue the Executive’s life, health and disability insurance coverage for thirty-six months following his termination of employment. The Executive would also be indemnified by the Bank to the fullest extent allowable under federal and Iowa law, respectively, for actions related to his service to the Bank as an officer or director.

In general, for purposes of the Retention Agreement and the plans maintained by the Company or the Bank, a “change in control” will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security, such as common stock of the Company or the Bank, or in the event of a tender offer, exchange offer, merger or other form of business combination, sale of assets or contested election of directors which results in a change in control of the majority of the Board of Directors of the Company or the Bank.

Cash and benefits paid to the Executive under the Retention Agreement together with payments under other benefit plans following a “change in control” of the Bank or the Company may constitute an “excess parachute” payment under Section 280G of the Internal Revenue Code (the “Code”), resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. In such an event, payments under the Retention Agreement will be limited to such amount as may be paid without giving rise to such tax.

The Retention Agreement also generally provides that for a period of one year following termination, the Executive agrees not to compete with the Bank and the Company in any city, town or county in which the Bank or Company maintains an office or has filed an application to establish an office.

Termination and Change in Control Benefits

The Company provides additional benefits, not included in the previous tables, to the named executive officers in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. The following table provides an estimate of the value of such benefits, assuming termination of employment or a change in control occurred on December 31, 2006.

	David M. Bradley	David W. Edge	C. Thomas Chalstrom	Kirk A. Yung
Retirement	-	-	-	-
Early retirement	-	-	-	-
Disability	-	-	-	-
Stock option vesting (1)	$4,640	$5,645	$2,320	-
Death
Stock option vesting (1)	$4,640	$5,645	$2,320	-

Discharge without cause or resignation with good reason - no change in control
Stock option vesting (1)	-	-	-	-
Lump sum cash payment (2)	$857,592	-	$572,649	-
Health insurance (3)	$19,124	-	$19,124	-

Discharge without cause or resignation with cause or resignation with good reason - change in control - related
Stock option vesting (1)	$4,640	$5,645	$2,320	-
Lump sum cash payment (2)	$857,592	-	$522,567	372,656
Health insurance (3)	$19,124	-	$19,124	18,713

Change in control - no termination of employment
Stock option vesting (1)	$4,640	$5,645	$2,320	-

(1)        All stock options granted under the 1996 Stock Option Plan provide for full vesting upon death, disability, or change in control. Stock options granted under our 2006 Stock Incentive Plan provide for full vesting upon death or disability of those options scheduled to vest within six months following death or disability as well as full vesting of all options after a change in control. The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and $39.25, which is the closing sales price for a share of our common stock on December 29, 2006.
(2)       The employment agreements in effect for Bradley, Chalstrom and the retention agreement for Yung provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives and additional qualified and non-qualified defined benefit and defined contribution plan benefits that would be earned during the remaining contract term for termination under certain circumstances.
(3)       The employment agreements in effect for Bradley, Chalstrom and the retention agreement for Yung provide for continued health, life and other insurance benefits for the remaining contract term, with an offset for benefits provided by a subsequent employer. The figure shown represents the present value of continued insurance benefits for a fixed period of three years and assumes no offset for benefits provided by a subsequent employer.

Director Compensation

Fee Arrangements. Currently, non-employee directors receive monthly fees of $550, an additional director’s fee of $425 for each monthly meeting attended and $150 for each committee meeting attended. Non-employee directors who serve as Audit Committee Chair receive $225 for committee meetings. All other board committee chairpersons receive $175 for each committee meeting attended. The Company paid Board and Committee fees totaling $69,295 to its directors for the fiscal year ended December 31, 2006.

Equity Compensation Plans. Directors of the Company are eligible to receive grants of options or restricted stock pursuant to the Company’s Equity Compensation Plans. All options granted to an exercise price per share equal to the fair market value of a share of Common Stock on the date of the option grant.

The following table sets forth information regarding compensation earned by the non-employee directors of the Company during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Paul F. Bognanno	13,200	16,580	29,780
Randall L. Minear	14,300	16,580	30,880
Melvin R. Schroeder	14,375	-	14,375
Robert H. Singer, Jr.	13,770	16,580	30,350
Mark M. Thompson	13,650	16,580	30,230

(1)       Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)       Represents the compensation cost recognized for the fiscal year for options to purchase shares of the Company common stock outstanding to the director, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to Note 11 of the Notes to the Consolidated Financial Statements included in the 2006 Annual Report to shareholders, attached as Exhibit 13.1 to the Annual Report on From 10-K to be filed with the SEC.

Transactions With Certain Related Persons

From time to time the Bank makes loans to its and the Company’s officers and directors, which loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain officers, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to the Company or the Bank, or written representations that no forms were necessary, the Company believes that, during the last fiscal year, all filing requirements applicable to its officers, directors and greater than ten percent shareholders of the Company were complied with.

ADDITIONAL INFORMATION

Date for Submission of Shareholder Proposals

Under the proxy solicitation regulations of the SEC, if you wish to submit a proposal to be included in the Company’s Proxy Statement for the 2008 Annual Meeting, we must receive it by November 20, 2007. SEC rules contain standards as to whether shareholder proposals are required to be included in the Proxy Statement. Any such proposal will be subject to 17 C.F.R. 240.14a-8 of the rules and regulations promulgated by the SEC.

In addition, under the Company’s Bylaws, if you wish to nominate a director or bring other business before an annual meeting (which is not included in the proxy statement for the 2008 Annual Meeting), you must be a shareholder of record and have given timely notice in writing to the Secretary of the Company, according to the procedures set forth in the Company’s Bylaws. If the 2008 Annual Meeting is held on a day that is within thirty (30) days preceding the anniversary of this year’s meeting, we must receive your notice at least sixty (60) days in advance of the 2008 Annual Meeting. For example, if the 2008 Annual Meeting is held on April 21, 2008, we must receive your notice by February 20, 2008. If the 2008 Annual Meeting is held on or after the anniversary of the 2007 Annual Meeting, we must receive your notice at least ninety (90) days in advance of the 2008 Annual Meeting. For example, if the 2008 Annual Meeting is held on May 2, 2008, we must receive your notice by January 31, 2008. Finally, if our 2008 Annual Meeting is held on a date which is outside the time periods set forth above, we must receive your notice by the close of business on the tenth (10th) day following the date on which notice of the 2008 Annual Meeting is first given to shareholders as provided in the Company’s Bylaws.

By Order of the Board of Directors, /s/ Jean L. Lake Jean L. Lake Secretary
Fort Dodge, Iowa
March 19, 2007

APPENDIX A

NORTH CENTRAL BANCSHARES, INC.
AUDIT COMMITTEE CHARTER

The audit committee is a committee of the board of directors. Its primary function is to oversee the accounting and financial reporting processes of North Central Bancshares, Inc. (the “Company”) and audits of the Company’s financial statements. Accordingly, the audit committee assists the board in fulfilling its oversight responsibilities by reviewing the financial information, which will be provided to the shareholders and others, the systems of internal controls, which management and the board of directors have established, and the audit process.

In meeting its responsibilities, the audit committee is expected to:

1.	Provide an open avenue of communication between the internal auditor, the independent auditor, and the board of directors.

2.	Review and update the committee’s charter annually.

3.
Be directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditor engaged (including, resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

4.
Pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for the Company by its independent auditor, subject to the deminimis exception for non-audit services described below which are approved by the Committee prior to completion of the audit.

Exception. The pre-approval requirement set forth above, shall not be applicable with respect to non-audit services if:

(i)
The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the services are provided;

(ii)	Such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(iii)
Such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

Delegation. The Committee may delegate to one or more designated members of the Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

5.
Determine the appropriate funding to be provided by the Company for payment of (a) compensation to any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (b) compensation to any advisers employed by the audit committee in carrying out its duties, and (c) ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

6.	Approve the appointment, replacement, reassignment, dismissal and compensation of the internal auditor.

7.	Provide oversight of the internal auditor.

8.
Confirm and assure the independence of the internal auditor and the independent auditors, including a review of management consulting services and related fees provided by the independent auditor. Furthermore, the independent auditor and internal auditor will report directly to the audit committee, and not to management.

9.	Inquire of management, the internal auditor, and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

10.	Consider, in consultation with the independent auditor and the internal auditor, the audit scope and plan of the internal auditor and the independent auditor.

11.	Engage independent counsel and other advisers, as it determines necessary, to carry out its duties.

12.	Consider with management and the independent auditor the rationale for employing audit firms other than the principal auditor.

13.
Review with the internal auditor and the independent auditor the coordination of the audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

14.	Consider and review with the independent auditor and the internal auditor:

a.	The adequacy of the company’s internal controls including computerized information system controls and security.

b.	Any related significant findings and recommendations of the independent auditor and internal auditor together with management’s responses thereto.

15.	Review with management and the independent auditor at the completion of the annual examination:

a.	The company’s annual financial statements and related footnotes.

b.	The independent auditor’s audit of the financial statements and his or her report thereon.

c.	Any significant changes required in the independent auditor’s audit plan.

d.	Any serious difficulties or disputes with management encountered during the course of the audit.

e.	Other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.

16.	Consider and review with management and the internal auditor:

a.	Significant findings during the year and management’s responses thereto.

b.	Any difficulties encountered in the course of their audits, including and restrictions on the scope of their work or access to required information.

c.	Any changes required in the planned scope of the audit plan.

d.	The internal auditing department budget and staffing.

e.	The internal auditors annual performance evaluation.

17.
Review filings with the SEC and other published documents containing the company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

18.	Review with management, the independent auditor, and the internal auditor the interim financial report before it is filed with the SEC or other regulators.

19.	Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

20.           Meet with the internal auditor, the independent auditor, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

21.
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. As well as procedures for confidential submission, by employees, of concerns regarding questionable accounting or auditing matters.

22.	Report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

23.	Review and approve related party transactions, as defined by Section 404 of Regulation S-K, for potential conflicts of interest.

24.
Ensure that it receives from the independent auditors a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The audit committee must actively engage in dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and must take, or must recommend that the full board take, appropriate action to oversee the independence of the independent auditor.

25.	Prepare a letter for inclusion in the annual report that describes the committee’s composition and responsibilities, and how they were discharged.

26.
Have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. The committee shall be empowered to retain independent counsel, auditors, or others to assist it in the conduct of any investigation.

27.
Meet at least four times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

28.	Perform such other functions as assigned by law, the company’s charter or bylaws, or the board of directors.

The membership of the audit committee shall consist of at least three members, each of whom shall meet the criteria for independence established by the rules and regulations of the Nasdaq Stock Market listing standards and who the Board has affirmatively determined does not have a material relationship which, in the opinion of the Board would interfere with the exercise of independent judgment as an audit committee member. At least one committee member must be an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission Audit committee members and the committee chairman shall be designated by the full board of directors upon the recommendation of the nominating committee. If an audit committee chairman is not designated or present, the members of the audit committee may designate a chairman by majority vote of the audit committee membership.

The duties and responsibilities of a member of the audit committee are in addition to those duties set out for a member of the board of directors.

Revocable Proxy - North Central Bancshares

North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501

This proxy is solicited on behalf of the Board of Directors of North Central Bancshares, Inc.
for the Annual Meeting of Shareholders to be held on April 27, 2007.

The undersigned shareholder of North Central Bancshares, Inc. hereby appoints Mark H. Thompson and Robert H. Singer, Jr., or either of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of North Central Bancshares, Inc. held of record by the undersigned on March 5, 2007, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 27, 2007 at 10:00 a.m., Central Time, at the Boston Centre, Suite 100 located at 809 Central Avenue, Fort Dodge, Iowa 50501, or at any adjournment or postponement thereof. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election of nominees listed in Item 1. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. As of the date of the Proxy Statement for the Annual Meeting, the Board of Directors is not aware of any such other business.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT
PROMPTLY IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in                        ☒
This example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

A	Proposals - The Board of Directors of North Central Bancshares, Inc. unanimously recommends a vote “FOR” the listed nominees.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - C. Thomas Chalstrom	☐	☐	02 - Randall L. Minear	☐	☐	03- Melvin R. Schroeder	☐	☐

B	Non-Voting Items

Change of Address - Please print new address below.

C	Authorized Signatures- This Section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
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